Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-57355


                          PROSPECTUS SUPPLEMENT NO. 10
                       (to prospectus dated July 17, 1998)

                                3,267,564 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock

     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated July 17, 1998 relating to the potential offer and sale from time to time of up to 3,267,564 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated July 17, 1998, including any supplements or amendments to such prospectus.

     The table below reflects the following transactions:

     o the transfer by the Fred Trust, which is no longer a selling stockholder, of 653 units to Fred L. Phillips.

     o the transfer by Edward N. Barad, who is no longer a selling stockholder, of 262 units to Allied Jewish Federation of Colorado.

     o the transfer by Edward N. Barad, who is no longer a selling stockholder, of 327 units to BMH-BJ Congregation.

     o the transfer by The Carthage Partners, L.C., which is no longer a selling stockholder, of 34,939 units to Anderson Feazel, L.L.C.




                                           Number of Shares and Units Owned        Number of Shares
Name                                             Before the Offering                Offered Hereby
----                                       --------------------------------        ----------------
Fred L. Phillips                                         653                             653
Allied Jewish Federation of Colorado                     262                             262
BMH-BJ Congregation                                      327                             327
Anderson Feazel, L.L.C.                                 34,939                          34,939


          The date of this prospectus supplement is November 17, 2003.